UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ENCORE ACQUISITION COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Note: The following letter was mailed to certain shareholders of Encore Acquisition Company on February 26, 2010.
IMPORTANT NOTICE
TO THE STOCKHOLDERS OF
ENCORE ACQUISITION COMPANY
February 22, 2010
Dear Encore Acquisition Company Stockholder:
     Please remember that the special meeting of Encore Acquisition Company (“Encore”) stockholders will be held on Tuesday, March 9, 2010 at 10:00 A.M. local time, at Encore Acquisition Company, 777 Main Street, Suite 900, Forth Worth, Texas 76102.
     The purpose of this important meeting is to consider and vote upon the proposed merger with Denbury Resources Inc. (“Denbury”). Upon stockholder approval of this merger, you will be entitled to receive, for each share of Encore common stock that you own, consideration consisting of cash, shares of Denbury common stock or a combination of both, subject to a proration feature. Encore stockholders electing to receive a mix of cash and stock consideration and non-electing stockholders will receive $15.00 in cash and between 2.0698 and 2.6336 shares of Denbury common stock in exchange for each Encore share. Subject to proration, Encore stockholders electing to receive all cash will receive $50.00 per Encore share (the “cash election”) and Encore stockholders electing to receive only Denbury common stock will receive between 2.9568 and 3.7622 shares of Denbury common stock in exchange for each Encore share (the “stock election”). The actual number of shares of Denbury common stock to be issued to Encore stockholders receiving either all stock or a mix of cash and stock consideration will be determined under a collar mechanism based upon the volume weighted average price of Denbury common stock for the 20-day trading period ending on the second full trading day prior to the effective time of the merger.
     As stated above, the cash election and stock election of Encore stockholders will be subject to proration to reflect that the aggregate cash consideration to be received by Encore stockholders pursuant to the merger is fixed at an amount equal to the product of $15.00 and the number of issued and outstanding shares of Encore common stock immediately prior to closing of the merger (excluding certain shares that do not convert into the right to receive merger consideration). As a result you may not receive the merger consideration that you elect.
     The merger is fully described in our Proxy Statement/Prospectus, dated February 5, 2010, which has previously been sent to you. We are enclosing with this letter a duplicate proxy card for your convenience in voting. Please note that, in addition to attending the meeting in person or signing and mailing back the enclosed proxy card, you can also vote via Internet or via touch-tone telephone (“electronic voting”). Electronic voting is fast, secure and will save your company additional solicitation expense.
     Approval of the merger requires the affirmative vote of the holders of at least a majority of the shares of Encore common stock entitled to vote as of February 3, 2010, the record date for the special meeting. If we do not receive the required majority affirmative vote, the merger will not be approved, and you will not receive the consideration offered in the merger.
     If you have any questions or require any assistance in voting your shares, please call BNY Mellon Shareowner Services, which is assisting us with the solicitation of proxies and tabulation of the vote, toll free at 1-800-814-0304.

     Your vote is important. Whether or not you expect to attend the special meeting, you are requested to complete, sign and date the enclosed proxy voting instruction form — or vote electronically TODAY — so that your shares may be represented at the meeting.
Sincerely,
/s/ Jon S. Brumley
Jon S. Brumley
President and Chief Executive Officer